Exhibit 99.1

Unless the context otherwise requires, references in this Exhibit 99.1 to “we,” “us,” and “our” refer to BiomX Inc. and its wholly-owned Israeli subsidiary, BiomX Ltd. and RondinX Ltd., an Israeli company and wholly-owned subsidiary of BiomX Ltd.

Restated Risk Factors

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in our Annual Report on Form 10-K for the year ended December 31, 2019, or our Annual Report, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, or our Quarterly Report, and our other filings with the Securities and Exchange Commission, or the SEC, including our historical financial statements and related notes included therein, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our Common Stock, warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report, our Quarterly Report or our other filings with the SEC.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business, Technology and Industry

We are a development clinical-stage company with limited operating history and have incurred losses since our inception. We anticipate that our expenses will increase significantly and we will continue to incur increasing and significant losses for the foreseeable future.

We are a development clinical-stage biopharmaceutical company with limited operating history. We have incurred losses in each year since BiomX Ltd.’s inception in 2015. As of September 30, 2020, our accumulated deficit was $63.1 million, and we expect to incur increasingly significant losses for the foreseeable future. Preclinical development and clinical trials and activities are costly. We have devoted, and will continue to devote for the foreseeable future, substantially all of our resources to research and development and clinical trials for our product candidates. We do not expect to generate any revenue from the commercial sales of our product candidates in the near term. For the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, we had losses from operations of $21.2 million, $22.2 million and $12.5 million, respectively. We anticipate that our expenses will increase substantially if and as we:

●	continue to develop and conduct clinical trials with respect to our lead product candidate, BX001, and other product candidates in our pipeline;

●	initiate and continue research, preclinical and clinical development efforts for any future product candidates;

●	seek to discover and develop additional product candidates and further expand our clinical product pipeline;

●	seek marketing and regulatory approvals for any product candidates that successfully complete clinical trials;

●	require the manufacture of larger quantities of product candidates for clinical development and, potentially, commercialization;

●	maintain, expand and protect our intellectual property portfolio;

●	expand our research and development infrastructure, including hiring and retaining additional personnel, such as clinical, quality control and scientific personnel;

●	establish sales, marketing, distribution and other commercial infrastructure in the future to commercialize products for which we obtain marketing approval, if any; and

●	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization and help us comply with our obligations as a subsidiary of a public company.

We will need to raise additional capital in the future to support our operations.

At September 30, 2020, we had cash, cash equivalents and short-term deposits of $64.5 million, and we have had recurring losses from operations and negative operating cash flows since inception. We will need to raise additional capital in the future to support our operations and product development activities. In the near term, we expect to continue to fund our operations and other development activities relating to additional product candidates from the cash held by us, governmental and other grants and through future equity financings. We may also seek funds through arrangements with collaborators or others that may require us to relinquish rights to the product candidates that we might otherwise seek to develop or commercialize independently. If we enter into a collaboration for one or more of our current or future product candidates at an earlier development stage, the terms of such a collaboration will likely be less favorable than if we were to enter the collaboration in later stages or if we commercialized the product independently. If we raise additional funds through equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights or cause significant dilution to our stockholders. If we raise additional capital through debt financing, it would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or acquiring or licensing intellectual property rights.

If additional capital is not available to us when needed or on acceptable terms, we may not be able to continue to operate our business pursuant to our business plan and may be required to delay our clinical development. While we believe that our existing cash and cash equivalents, together with our existing resources, will be sufficient to fund our planned operations for at least the next 24 months, we cannot provide assurances that our estimates are accurate, that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate.

Developing drugs and conducting clinical trials is expensive. Our future funding requirements will depend on many factors, including:

●	the costs, timing and progress of our research and development and clinical activities;

●	manufacturing costs associated with our targeted bacteriophage, or phage, therapies strategy and other research and development activities;

●	the terms and timing of any collaborative, licensing, acquisition or other arrangements that we may establish;

●	employee-related expenses, as well as external costs such as fees paid to outside consultants;

●	the costs and timing of seeking regulatory approvals and related to compliance with regulatory requirements; and

●	the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patents and other intellectual property rights

Domestic and international equity and debt markets have experienced and may continue to experience heightened volatility and turmoil based on domestic and international economic conditions and concerns. In the event these economic conditions and concerns continue or worsen and the markets continue to remain volatile, or a bear market, or recession, ensues in the U.S. stock market, and the impact recently seen associated with the coronavirus outbreak, our operating results and liquidity could be affected adversely by those factors in many ways, including making it more difficult for us to raise funds if necessary and our stock price may decline.

There can be no assurance that sufficient funds will be available to us when required or on acceptable terms, if at all. Our inability to obtain additional funds could have a material adverse effect on our business, financial condition and results of operations. Moreover, if we are unable to obtain additional funds on a timely basis, there will be substantial doubt about our ability to continue as a going concern and increased risk of insolvency and up to a total loss of investment by our shareholders.

We are seeking to develop product candidates using phage technology, an approach for which is difficult to predict the time and cost of development. To our knowledge, no bacteriophage has thus far been as a drug in the United States or in the European Union.

We are developing our product candidates with phage technology. We have not, nor to our knowledge has any other company, received regulatory approval from the U.S. Food and Drug Administration, or FDA, or equivalent foreign regulatory agencies for a product based on this approach. While in vitro and in vivo studies have characterized the behavior of phage in cell cultures and animal models and there exists a body of literature regarding the use of phage therapy in humans, the safety and efficacy of phage therapy in humans has not been extensively studied in well-controlled modern clinical trials. Most of the prior research on phage-based therapy was conducted in the former Soviet Union prior to and immediately after World War II and lacked appropriate control group design or lacked control groups at all. Furthermore, the standard of care has changed substantially during the ensuing decades since those studies were performed, diminishing the relevance of prior claims of improved cure rates. Any product candidates that we develop may not demonstrate in patients the therapeutic properties ascribed to them in laboratory and other preclinical studies, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways. We cannot be certain that our approach will lead to the development of approvable or marketable products. Furthermore, the bacterial targets of phage may develop resistance to our product candidates over time, which we may or may not be able to overcome with the development of new phage cocktails or we may not be able to construct a cocktail with sufficient coverage of our target pathogen universe.

If our product candidates receive regulatory approval but do not achieve an adequate level of acceptance by physicians, healthcare payors and patients, we may not generate product revenue sufficient to attain profitability. Our success will depend upon physicians who specialize in the treatment of diseases targeted by our product candidates that we pursue as drugs, prescribing potential treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Our success will also depend on consumer acceptance and adoption of our products that we commercialize. Adverse events in preclinical studies and clinical trials of our product candidates or in clinical trials of others developing similar products and the resulting publicity, as well as any other adverse events in the field of phage therapeutics, could result in a decrease in demand for any product that we may develop. The degree of market acceptance of any approved products will depend on a number of factors, including:

●	the effectiveness of the product;

●	the prevalence and severity of any side effects;

●	potential advantages or disadvantages over alternative treatments;

●	relative convenience and ease of administration;

●	the strength of marketing and distribution support;

●	the price of the product, both in absolute terms and relative to alternative treatments; and

●	sufficient third-party coverage or reimbursement.

Developing our product candidates on a commercial scale will require substantial technical, financial and human resources. We and our third-party collaborators may experience delays in developing manufacturing capabilities for our product candidates, and may not be able to do so at the scale required to efficiently conduct the clinical trials required to obtain regulatory approval of those of our product candidates that require it, or to manufacture commercial quantities of our products, if approved or otherwise permitted to be marketed.

We are considering marketing our lead candidate product — BX001 — as a cosmetic, although this positioning also presents some challenges, as explained in the risk factors below.

Our product candidates must undergo clinical testing which may fail to demonstrate the requisite safety and tolerability for cosmetics, safety and efficacy for drug products, or safety, purity, and potency for biologics, and any of our product candidates could cause adverse effects, which would substantially delay or prevent regulatory approval and/or commercialization.

Before we can obtain regulatory approval for a product candidate or otherwise obtain evidence allowing us to market the product, we must undertake extensive preclinical and clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials of product candidates sufficient to obtain regulatory marketing approval or otherwise demonstrate safety prior to marketing, are expensive and take years to complete, especially for our product candidate designed to treat colorectal cancer, or CRC, as the phage will be genetically modified, which could make the conduct of clinical trials more complex. Furthermore, results from these clinical trials may not show safety or efficacy of our product candidates sufficient to lead to approval, or to warrant further development. For example, our approach is intended to design phage combinations, or cocktails, to target specific strains of pathogenic bacteria in order to alter microbiome composition and confer potential therapeutic or cosmetic benefit to patients. However, there can be no assurance that the eradication of the selected targets will result in a clinically meaningful effect on the underlying disease, such as in cases where the pathology of the disease is not well-defined. In addition, the bacteria that we target may be associated with the disease, but may not be causative or contributive to the pathology of the disease, or there may be other bacteria that our product candidates do not target that are more meaningful drivers of the underlying disease. In addition, our product candidates require the use of effective delivery vehicles to reach the target organ or tissue, and there can be no assurance that our intended delivery systems will allow our product candidates to reach the desired locations in a patient. Safety must first be established through preclinical testing and early clinical trials, before efficacy can be evaluated and established and thereby lead to FDA or other regulatory agencies marketing approval. Our clinical trials may produce undesirable side effects or negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing or to abandon programs.

The COVID-19 pandemic may adversely affect our business, including our clinical trials.

In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus was declared a pandemic by the World Health Organization in March 2020 and continues to spread globally, including the United States and Israel. The outbreak and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In response to the spread of COVID-19, we temporarily closed our executive offices with our administrative employees continuing their work outside of our offices. In addition, we have modified our business practices, including restricting employee travel, developing social distancing plans for our employees and cancelling physical participation in meetings, events and conferences. As a result of the COVID-19 pandemic, we have experienced and may continue to experience additional disruptions that could severely impact our business, preclinical studies and clinical trials, including:

●	delays or difficulties in enrolling patients in our clinical trials;

●	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

●	interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, in the U.S. and the government in Israel, employers and others or interruption of clinical trial subject visits and study procedures (such as endoscopies that are deemed non-essential), which may impact the integrity of subject data and clinical study endpoints;

●	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

●	interruption of, or delays in receiving, supplies of our product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

●	limitations on employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; and

●	interruptions or delays to our sourced discovery and clinical activities.

The outbreak and the resulting government actions may adversely impact our planned and ongoing clinical trials. Clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff, and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. Some patients may not be willing and/or able to comply with clinical trial protocols due to the COVID-19 pandemic, particularly if quarantines impede patient movement or interrupt healthcare services. Similarly, our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 may be impeded, which would adversely impact our clinical trial operations. The diversion of healthcare resources away from the conduct of clinical trials to focus on pandemic concerns, including the attention of physicians serving as our clinical trial investigators and hospitals serving as our clinical trial sites, may significantly disrupt our research activities. As a result, the expected timeline for data readouts of our clinical trials and certain regulatory filings will likely be negatively impacted, which would adversely affect and delay our ability to obtain regulatory approvals for our product candidates, increase our operating expenses and have a material adverse effect on our financial condition.

Furthermore, the response to the COVID-19 pandemic may redirect resources with respect to regulatory matters and intellectual property matters in a way that would adversely impact our ability to progress regulatory approvals and protect our intellectual property. In addition, we may face impediments to regulatory meetings and approvals due to measures intended to limit in-person interactions. For example, the FDA postponed most inspections of foreign manufacturing facilities and products and postponed routine surveillance inspections of domestic manufacturing facilities. Comparable regulatory authorities in other jurisdictions may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and provide guidance regarding the conduct of clinical trials. If global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

The COVID-19 pandemic continues to rapidly evolve. The extent to which the outbreak impacts our business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States Canada, Europe, Israel and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States, Canada, Europe, Israel and other countries to contain and treat the disease. As a result, the COVID-19 pandemic could have a material adverse effect on our business, results of operations, financial condition and prospects and heighten many of our known risks described or referenced in this “Risk Factors” section.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates for therapeutic indications, we will not be able to commercialize, or will be delayed in commercializing, our product candidates, and our future ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization for therapeutic indications, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to regulation by the FDA and other regulatory agencies in the United States and by equivalent foreign regulatory authorities. Before we can commercialize any of our product candidates for therapeutic indications, we must obtain marketing approval. We have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction, and it is possible that none of our product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

The process of obtaining regulatory approvals for therapeutic indications, both in the United States and in other countries, is expensive, may take many years if additional clinical trials are required, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted investigational new drug application, or IND, new drug application, or NDA, or equivalent application types, may cause delays in the approval or rejection of an application. The FDA and equivalent foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

●	the FDA or equivalent foreign regulatory authorities may disagree with the design, including study population, dose level, dose regimen, and bioanalytical assay methods, or implementation of our clinical trials;

●	we may be unable to demonstrate to the satisfaction of the FDA or equivalent foreign regulatory authorities that a drug candidate is safe and effective for its proposed indication or a related companion diagnostic is suitable to identify appropriate patient populations;

●	the results of clinical trials may not meet the level of statistical significance required by the FDA or equivalent foreign regulatory authorities for approval;

●	we may be unable to demonstrate that a drug product candidate’s clinical and other benefits outweigh its safety risks;

●	the FDA or equivalent foreign regulatory authorities may disagree with our interpretation of data from preclinical studies, non-IND human clinical studies or clinical trials;

●	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

●	the FDA or equivalent foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or equivalent foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA or equivalent foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in us failing to obtain regulatory approval to market its product candidates, which would significantly harm our business, results of operations and prospects.

The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support approval for therapeutic indications. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain approval of any product candidates that we develop based on the completed clinical trials. In the European Union, the safety and efficacy data of our product candidate for the treatment of CRC will be reviewed by the EMA’s Committee for Advanced Therapies, or CAT, a group of experts in advanced therapy medicinal products. Our other product candidates would be reviewed by CAT as well if the EMA were to consider that they also qualify as advanced therapy medicinal products.

Moreover, under the Pediatric Research Equity Act, or PREA, in the United States, and the Paediatric Regulation, in the European Union, the FDA or equivalent foreign regulatory authority could require mandatory testing in the pediatric population. Applications for approval in the United States or in the European Union must contain data to assess the safety and efficacy of the biologic for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA or equivalent foreign regulatory authority may, in its discretion, grant full or partial waivers, or deferrals, for submission of data in pediatric subjects. If the FDA requires data in pediatric patients, significantly more capital will have to be invested in order to conduct the mandatory pediatric clinical trials and studies, but the approval of the medicinal products for the adult population should normally not be affected. If the results of such pediatric studies are not positive, our product candidates will not be approved for children.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited therapeutic indications than our requests, may include limitations for use or contraindications that limit the suitable patient population, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our future ability to generate revenues will be materially impaired.

Regulatory requirements for development of our product candidates are uncertain and evolving. Changes in these laws or the current interpretation or application of these laws would have a significant adverse impact on our ability to develop and commercialize our product candidates.

We intend to develop our lead product candidate, BX001 initially as a cosmetic gel designed to improve the appearance of acne-prone skin. BX001 contains known cosmetic ingredients combined with phages that are designed to help control the growth of C. acnes, and thereby help improve the appearance of acne-prone skin.

In the European Union, a product candidate is considered to be a cosmetic if it is intended to and presented as protecting the skin, maintaining the skin in good condition or improving the appearance of the skin, provided that it is not a medicinal product due to its composition. With regard to the ingredients, in the European Union, the composition of a cosmetic may not be such that it has a significant effect on the body through a pharmacological, immunological or metabolic mode of action. No test has been determined yet for the significance of the effect. By contrast, a product candidate is a drug if it is intended to or presented as treating or preventing a disease or restoring, correcting or modifying significantly physiological functions by a pharmacological, immunological or metabolic action. However, in the European Union, medical or biocidal (i.e. antibacterial) claims may be made for cosmetics, provided that they are ancillary to the cosmetic claims. As a result, we believe that we may develop BX001 as a cosmetic, including conducting non-IND human clinical studies in order to evaluate safety, tolerability and biomarkers for non-drug applications.

Some countries also regulate other categories of products that could be relevant such as biocides in the European Union.

Unlike medicinal products, cosmetic products are generally not subject to premarket approval by regulatory agencies. However, they must not contain certain ingredients or concentrations of ingredients and must be safe and properly labeled in relation to their cosmetic purpose. We remain unclear whether phages are authorized for use in cosmetic products, in the United States, the European Union and other countries.

Moreover, the FDA or equivalent foreign regulatory agencies may determine that BX001 is not governed by cosmetics regulations but by pharmaceutical regulations and, therefore may classify BX001 as being ineligible for use in clinical studies without a regulatory approval. A determination that BX001 does not meet the regulatory cosmetic requirements of the FDA or equivalent foreign regulatory agencies could cause a delay in the commercialization of BX001, which may lead to reduced acceptance by the public or others. Any such determination could prevent our reliance on existing regulatory frameworks to conduct non-IND human clinical studies for BX001 and could significantly increase the cost of and delay the commercialization of BX001.

Should we choose to develop and commercialize BX001 as a cosmetic and if the FDA or equivalent foreign regulatory agencies determine BX001 falls outside the cosmetics regulations, the agency could ask us to withdraw BX001 from the market. In addition, if new safety issues are raised by cosmetic clinical studies for BX001, then our ability to seek an IND to conduct clinical trials intended to lead toward approval of the product as a drug, if pursued, could be adversely affected, for example the FDA or equivalent foreign regulatory agencies could ask us to modify approved labeling for or withdraw BX001 from the market.

Our limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability.

Since inception in 2015, BiomX Ltd. has devoted substantially all of its resources to developing product candidates with phage technology through its preclinical programs, building its intellectual property portfolio, developing a supply chain, planning its business, raising capital and providing general and administrative support for these operations. We have not yet demonstrated our ability to successfully complete any clinical study or other pivotal clinical trials, obtain regulatory approvals, manufacture a commercial-scale product, or arrange for a third-party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Additionally, we expect our financial condition and operating results to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as an early-stage company, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown circumstances. As we advance our product candidates, we will need to transition from a company with a research focus to a company capable of supporting clinical development and, if successful, commercial activities. We may not be successful in such a transition.

We have never generated any revenue from product sales and may never be profitable or, if achieved, may not sustain profitability.

Our ability to generate meaningful revenue and achieve profitability depends on our ability, and the ability of any third party with which we may partner, to successfully complete the development of, and meet regulatory requirements, including (but not limited to) obtaining any necessary regulatory approvals, to commercialize our product candidates. We do not currently meet regulatory requirements or have the required approvals to market our product candidates and may never meet or receive them. We do not anticipate generating revenue from product sales for the foreseeable future, if ever. If any of our product candidates fail in clinical trials or if any of our product candidates do not meet regulatory requirements, including gaining regulatory approval when needed, or if any of our product candidates, if marketed, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our ability to generate future revenue from product sales depends heavily on our success in:

●	completing research and preclinical and clinical development of our product candidates;

●	seeking and obtaining regulatory and marketing approvals for product candidates for which we complete clinical trials;

●	meeting regulatory requirements for marketing the products;

●	developing a sustainable, scalable, reproducible and transferable manufacturing process for our product candidates;

●	launching and commercializing product candidates for which we obtain regulatory and marketing approval or are otherwise permitted to market, either by establishing a sales force, marketing and distribution infrastructure or by collaborating with a partner;

●	obtaining market acceptance of any approved products;

●	addressing any competing technological and market developments;

●	implementing additional internal systems and infrastructure, as needed;

●	identifying and validating new product candidates;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

●	attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale or otherwise permitted for marketing, we anticipate incurring significant costs associated with commercializing any approved product. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency, or the EMA, or other equivalent foreign regulatory agencies to perform clinical trials and other studies in addition to those that we currently anticipate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable, or if we are unable to fund our continuing losses, our business, financial condition and results of operations may be materially adversely impacted.

Depending in part on how BX001 is marketed, it may be classified as a cosmetic or a drug or as something else by the FDA and equivalent foreign regulatory agencies. There are fewer requirements to market cosmetics in the United States; however, if we attempt to market as a cosmetic and the FDA disagrees with its classification, we may be required to stop marketing the product to pursue approval as a drug and not market the product again until we receive such approval, which we may not receive.

The FDA and equivalent foreign regulatory agencies regulate products largely by their intended uses, but may also consider the ingredients of the product. At the current time, such agencies have not approved a NDA, or a Biologics License Application for a phage product. Products intended to beautify, moisturize, cleanse, or change one’s appearance may be regulated as cosmetics. Products intended to diagnose, prevent, cure or mitigate a disease or condition are regulated as drugs (or in some cases, as medical devices).

A premarket approval process is not required for cosmetic products. Manufacturers of cosmetics must test for and assure that finished products and all ingredients are safe prior to marketing them in the United States or the European Union, and claims may not be made that the product prevents, mitigates or cures a condition or disease. Products that claim to treat acne are generally regulated as drugs in the United States and the European Union. In the United States, drug products must either be approved through one of several FDA drug approval pathways or, in the case of some over-the-counter, or OTC, drugs, meet the monograph criteria established by U.S. regulation. Similarly, in the European Union, drugs must be approved by the national regulatory authority or the European Commission before being placed on the national or European market.

If we market BX001 as a cosmetic, we will not be able to promote the product for the treatment of acne, and our main claims would be limited to those that are consistent with permitted cosmetic claims, to beautify, moisturize, cleanse or change the appearance of the skin such as “for beautiful, bright skin” and similar claims. If we market the product as a cosmetic, it is possible that the FDA or equivalent foreign regulatory agencies will disagree with us and find that the product should be marketed as a drug. Although the FDA or equivalent foreign regulatory agencies have not affirmatively decided the regulatory status of phages, given that their function is antibacterial, it is possible that the such agencies will decide that products containing phages are drugs regardless of the claims presented on the product or any other considerations. If the FDA evaluates BX001 and determines that the product is a drug and marketing it as a cosmetic is a prohibited act under the Food, Drug, and Cosmetic Act, it may issue a Warning Letter and demand that we stop marketing the product unless and until the product is approved as a drug. If the FDA issues a Warning Letter, it will be made available on the FDA’s website, and we may suffer reputational damage. The same applies to the national competent authorities in the European Union. There is the risk that if we go to market with BX001 as a cosmetic, potential competitors will bring the FDA’s or equivalent foreign regulatory authorities’ attention to the marketing of BX001 as a cosmetic to encourage the FDA or equivalent foreign regulatory authorities to take this very type of enforcement action against us.

It is possible that the regulatory requirements or framework will change by the time we are ready to market our product and these changes may eliminate the possibility of marketing BX001 as a cosmetic. For example, the FDA could affirmatively determine that phages are to be regulated as drugs and are not permitted in cosmetic products. If this were to occur, then BX001 would need to be approved as a drug in order to be marketed in the United States and would need to be approved as an OTC drug rather than a prescription drug in order to be sold in products that are also cosmetics. The same applies in the European Union.

Depending on the regulatory environment and requirements at the time BX001 is ready for market, we may decide that pursuing a drug approval (either prescription or OTC) is the better pathway to market, in which case, it will take longer to bring BX001 to market in the United States and in other countries. And in this case, all other risks generally related to approval pathways would also be applicable to BX001.

Finally, even if we are permitted to market BX001 as a cosmetic in one country, this does not guarantee that we will be permitted to market BX001 as a cosmetic in other countries. Each country has its own distinct requirements for marketing products as cosmetics and BX001 would need to independently meet each jurisdiction’s requirements.

We are seeking to develop product candidates to improve the appearance of acne-prone skin and treat medical conditions related to the presence of certain bacteria. Our success is largely dependent on a broad degree of market acceptance, and in the case of drug products, physician adoption and use, which are necessary for commercial success.

Even if we obtain FDA or foreign regulatory approvals for our drug product candidates, or BX001 is permitted to be marketed as a cosmetic, the commercial success of our product candidates will depend on consumer acceptance and adoption of products that we commercialize. Adverse events in preclinical studies and clinical trials of our product candidates or in clinical trials of others developing similar products and the resulting publicity could result in a decrease in demand for any product that we may develop.

In addition, the commercial success of our drug product candidates will depend significantly on their broad adoption and use by dermatologists, pediatricians and other physicians for approved therapeutic indications, as well as any other indications for which we may seek approval. We cannot be certain that our approach will lead to the development of approvable or marketable products.

Obtaining high titers for specific phage cocktails necessary for our preclinical and clinical testing may be difficult and time-consuming.

Our product candidates are phage cocktails that we have designed to meet specific characteristics. We and our contract manufacturers produce a cocktail of multiple phage and it may be difficult or time-consuming to achieve high titers, or levels, of phage sufficient for our preclinical and clinical testing. In some cases, it may require multiple product runs in order for us to obtain the amounts necessary for its clinical testing. This may result in delays in our clinical trial timelines, and it may increase production costs and associated expenses. Also, it may be difficult to reproduce the manufacturing process to the extent that more significant quantities are required as our product candidates advance through the clinical development process.

Results from preclinical studies of our product candidates BX001 and BX003 may not be predictive of the results of clinical trials or later stage clinical development.

Preclinical studies of our product candidates BX001 and BX003, including studies in animal disease models in the case of BX003, may not accurately predict the safety of the product candidate such that further human clinical trials would be allowed to proceed. In particular, promising preclinical testing suggesting the potential efficacy of prototype phage products may not predict the ability of these products to address conditions in the human clinical settings. For example, while we have studied phage activity in vitro and in vivo, in the case of BX003, these results may not be replicated when our phage cocktails are administered to human subjects. Despite promising data in any preclinical studies, our phage technology may be found not to be efficacious when studied in clinical trials.

To satisfy FDA or equivalent foreign regulatory approval standards, we must demonstrate safety for any cosmetic product, and we must demonstrate in adequate and well controlled clinical trials that our drug product candidates are safe and effective for their intended use. Success in preclinical testing and early-stage clinical trials does not ensure that later clinical trials will be successful. Our initial results from preclinical testing also may not be confirmed by later analysis or subsequent larger clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials, and most product candidates that commence clinical trials are never approved for commercial sale.

For products that require regulatory approvals, we are subject to significant regulatory approval requirements, which could delay, prevent or limit our ability to market our product candidates.

Our research and development activities, preclinical studies, clinical trials and the anticipated manufacturing and marketing of our drug product candidates are subject to extensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in Europe and elsewhere. To satisfy FDA or equivalent foreign regulatory approval standards, we must demonstrate in adequate and well controlled clinical trials that our drug product candidates are safe and effective for their intended use. The regulatory approval process is expensive and time-consuming, and the timing of receipt of regulatory approval is difficult to predict. Given the uncertainties around phage therapy, our product candidates could require a significantly longer time to gain regulatory approval than expected, or may never gain approval. This is especially so for the product candidate designed to treat CRC as the phage will be genetically modified, which adds potential complexity to the process, particularly in the European Union. We cannot be certain that, even after expending substantial time and financial resources, we will obtain regulatory approval for any of our product candidates. A delay or denial of regulatory approval could delay or prevent our ability to generate product revenue and to achieve profitability.

The legal and regulatory status of phage therapy remains unclear in many countries, including the European Union. Changes in regulatory approval policies during the development period of any of our product candidates, changes in, or the enactment of, additional regulations or statutes, or changes in regulatory review practices for a submitted product application may cause a delay in obtaining approval or result in the rejection of an application for regulatory approval.

Regulatory approval, if obtained, may be made subject to limitations on the indicated uses for which we may market a product, as well as the approved labeling for the product. These limitations could adversely affect our potential product revenue. Regulatory approval may also be conditioned on costly post-marketing follow-up studies. In addition, the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping related to the product will be subject to extensive ongoing regulatory requirements. Furthermore, for any marketed product, our manufacturer and our manufacturing facilities will be subject to registration and listing requirements and continual review and periodic inspections by the FDA or other regulatory authorities. Failure to comply with applicable regulatory requirements may, among other things, result in fines, suspensions of regulatory approvals, product recalls, product seizures, operating restrictions and criminal prosecution.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Completion of clinical trials depends, among other things, on our ability to enroll a sufficient number of patients, which is a function of many factors, including:

●	the therapeutic endpoints chosen for evaluation;

●	the eligibility criteria defined in the protocol;

●	the perceived benefit of the product candidate under study;

●	the size of the patient population required for analysis of the clinical trial’s therapeutic endpoints;

●	our ability to recruit clinical trial investigators and sites with the appropriate competencies and experience;

●	our ability to obtain and maintain patient consents; and

●	competition for patients from clinical trials for other treatments.

We may experience difficulties in enrolling patients in our clinical trials, including due to the impacts of COVID-19, which could increase the costs or affect the timing or outcome of these clinical trials. This is particularly true with respect to diseases with relatively small patient populations. In addition, potential patients for our trials may not be adequately diagnosed or identified with the diseases that we are targeting or may not meet the entry criteria for our studies.

We may not be able to initiate or continue clinical trials if it is unable to locate a sufficient number of eligible patients to participate in the clinical trials required by the FDA or equivalent foreign regulatory agencies. In addition, the process of finding and diagnosing patients may prove costly. Our inability to enroll a sufficient number of patients for any of our clinical trials would result in significant delays or may require us to abandon one or more clinical trials.

Delays in our clinical trials could result in us not achieving anticipated developmental milestones when expected, increased costs and delays in our ability to obtain regulatory approval for and commercialization of our product candidates.

Delays in our clinical trials could result in us not meeting anticipated clinical milestones and could materially impact our product development costs and delay regulatory approval of our product candidates. For example, on November 3, 2020, the first subject has been dosed in a Phase 1a study of BX002, a phage therapy candidate for the treatment of IBD. However, planned clinical trials may not be commenced or completed on schedule, or at all.

Clinical trials can be delayed for a variety of reasons, including:

●	delays in the development of manufacturing capabilities for our product candidates to enable their consistent production at clinical trial scale;

●	failures in our internal manufacturing operations that result in our inability to consistently and timely produce bacteriophages in sufficient quantities to support our clinical trials;

●	the availability of financial resources to commence and complete our planned clinical trials;

●	delays in reaching a consensus with clinical investigators on study design;

●	delays in reaching a consensus with regulatory agencies on trial design or in obtaining regulatory approval to commence a trial;

●	delays in obtaining clinical materials;

●	slower than expected patient recruitment for participation in clinical trials;

●	regulatory constraints or injunctions (for example, from supervisory authorities in case of noncompliance with cybersecurity and data privacy laws);

●	failure by clinical trial sites, other third parties or us to adhere to clinical trial agreements;

●	delays in reaching agreement on acceptable clinical trial agreement terms with prospective sites or obtaining institutional review board approval; and

●	adverse safety events experienced during our clinical trials.

If we do not successfully commence or complete our clinical trials on schedule, the price of our securities may decline. Significant preclinical or clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations.

Our current or future product candidates may cause adverse effects that could halt their clinical development, prevent their approval or marketing, limit their commercial potential or result in significant negative consequences.

Adverse effects could occur and cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or equivalent foreign regulatory agencies. Similarly, such adverse effects would prevent marketing BX001 as a cosmetic. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

If adverse effects arise in the development of our product candidates, we, the FDA or equivalent foreign regulatory agencies, the Institutional Review Boards, or IRBs, or independent ethics committees at the institutions in which our studies are conducted, or the Data Safety Monitoring Board could suspend or terminate our clinical trials or the FDA or equivalent foreign regulatory agencies could deny approval of our product candidates for any or all targeted indications. Adverse events in studies with BX001 as a cosmetic may lead us to stop our marketing.

We intend to evaluate our product candidates for safety and tolerability in the form of Phase 1 clinical trials. In March 2020, we announced positive top line results from the Phase 1 cosmetic clinical trial study of BX001. In November 2020, the first subject was dosed in a Phase 1a study of BX002 with results expected in the first quarter of 2021. While our current and future product candidates will undergo safety testing to the extent possible and, where applicable, under such conditions discussed with regulatory authorities, not all adverse effects of drugs can be predicted or anticipated. Unforeseen adverse effects could arise either during clinical development or, if such adverse effects are more rare, after our products have been approved by regulatory authorities and the approved product has been marketed, resulting in the exposure of additional patients. For example, while we screen our phages in attempts to minimize safety issues, there can be no assurance that we will eliminate the risk of the appearance of virulence genes, antibiotic resistance genes, lysogenic genes, integrase genes, or other toxic genes in our phages, or of adverse reactions to our phages in a patient’s immune system. So far, we have not demonstrated, and we cannot predict, if ongoing or future clinical trials will demonstrate that any of our product candidates are safe in humans. Moreover, clinical trials of our product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable adverse effects.

Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials. Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates and could substantially increase commercialization costs.

We have not completed composition development of our product candidates.

The development of our product candidates requires that we isolate, select, optimize and combine a number of phages that target the desired bacteria for that product candidate. The selection of phages for any of our product candidates is based on a variety of factors, including, without limitation, the ability of the selected phages, in combination, to successfully kill the targeted bacteria, the degree of cross-reactivity of the individual phages with the same part of the bacterial targets, the ability of the combined phages to satisfy regulatory requirements, our ability to manufacture sufficient quantities of the phages, intellectual property rights of third parties, and other factors. While we have selected initial formulations of BX001 and BX003, there can be no assurance that these initial formulations will be the final formulations of these product candidates for commercialization if approved. If we are unable to complete formulation development of our product candidates in the time frame that we have anticipated, then our product development time lines, and the regulatory approval of our product candidates, could be delayed.

We must continue to develop manufacturing processes for our product candidates, and any delay in doing so, or our inability to do so, would result in delays in our clinical trials.

The manufacturing processes for our product candidates, and the scale-up of such processes for clinical trials, may present challenges, and there can be no assurance that we will be able to complete this work in a timely manner, if at all. Any delay in the development or scale-up of these manufacturing processes could delay the start of clinical trials and harm our business. In order to scale-up our manufacturing capacity, we need to either build additional internal manufacturing capacity, contract with one or more partners, or both. Our technology and the production process for our equipment and tools are complex and we may encounter unexpected difficulties in manufacturing our product candidates. For example, the manufacturing hosts that we use to produce our phages may contain one or more integrated phages in their genomes that, if we are unable to remove, can present challenges in manufacturing of the produced phages. There is no assurance that we will be able to continue to build manufacturing capacity internally or find one or more suitable partners, or both, to meet the necessary volume and quality requirements. Manufacturing and product quality issues may arise as we increase the scale of our production. Any delay or inability in establishing or expanding our manufacturing capacity could diminish our ability to develop our product candidates.

In the third quarter of 2019, we opened our own current Good Manufacturing Process, or cGMP, manufacturing facility at its headquarters in Ness Ziona, Israel and we have since received initial approval to commence manufacturing. Our facility must undergo ongoing inspections for compliance with cGMP regulations before the respective product candidates can be approved for use in clinical trials or commercialization. In the event this facility does not receive a satisfactory cGMP inspection for the manufacture of our product candidates, we may need to fund additional modifications to our manufacturing process, conduct additional validation studies or find alternative manufacturing facilities, any of which would result in significant cost to us as well as a delay of up to several years in obtaining approval for such product candidate.

The manufacturing facility will be subject to ongoing periodic inspection for compliance with European, FDA and cGMP regulations. Compliance with these regulations and standards is complex and costly, and there can be no assurance that we will be able to comply. Any failure to comply with applicable regulations could result in sanctions being imposed (including fines, injunctions and civil penalties), failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecution.

If our competitors are able to develop and market products that are more effective, safer or more affordable than ours, or obtain marketing approval before we do, our commercial opportunities may be limited.

Competition in the biotechnology and pharmaceutical industries is intense and continues to increase. Some companies that are larger and have significantly more resources than us are aggressively pursuing development programs for indications that we are pursuing, including traditional therapies and therapies with novel mechanisms of action. In addition, other companies are developing phage-based products for therapeutic and non-therapeutic uses, and may elect to use their expertise in phage development and manufacturing to try to develop products that would compete with our products.

We also face potential competition from academic institutions, government agencies and private and public research institutions engaged in the discovery and development of drugs and therapies. Many of our competitors have significantly greater financial resources and expertise in research and development, preclinical testing, conducting clinical trials, obtaining regulatory approvals, manufacturing, sales and marketing than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical companies.

In the European Union, potential competition also comes from medicinal preparations made by hospitals or pharmacists and administered without marketing authorizations, generally referred to as “compounding.” In some member states, national authorities generally promote compounding in order to reduce healthcare expenses.

Our competitors may succeed in developing products that are more effective, have fewer side effects and are safer or more affordable than our product candidates, which would render our product candidates less competitive or noncompetitive and would prevent the granting or maintenance of an orphan designation. These competitors also compete with us to recruit and retain qualified scientific and management personnel, establish clinical trial sites and patient registration for clinical trials, as well as to acquire technology and technology licenses complementary to our programs or advantageous to our business. Moreover, competitors that are able to achieve patent protection, obtain regulatory approvals and commence commercial sales of their products before we do, and competitors that have already done so may enjoy a significant competitive advantage.

BX001 faces significant competition in the market.

The facial aesthetic market is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. If BX001 can be marketed as a cosmetic, we may face significant competition from other facial aesthetic products. Due to less stringent regulatory requirements, there are many more possibilities for marketing cosmetics in international markets than there are in the United States. There are also fewer limitations on the claims that our competitors in international markets can make about the effectiveness of their products and the manner in which they can market them. As a result, if we partner with other companies in these markets and launch our products, we may face more competition in these markets than in the United States.

Legal requirements as well as ethical and social concerns about synthetic biology and genetic engineering could limit or prevent the use of our technologies and limit our revenues.

Our technology may include the use of synthetic biology and genetic engineering. In some countries, drugs made using genetically modified organisms may be subject to a more stringent legal regime, which could prove to be complex and very challenging, especially for a small life sciences company. For example, in the European Union, the rules on genetically modified organisms would apply in addition to the general rules on medicinal products or cosmetic products. The rules on advanced therapy medicinal products may also apply.

Additionally, public perception about the safety and environmental hazards of, and ethical concerns over, synthetic biology and genetic engineering could influence public acceptance of our technologies, product candidates and processes. If we and our collaborators are not able to overcome the legal challenges as well as the ethical and social concerns relating to synthetic biology and genetic engineering, our technologies, product candidates and processes may not be accepted. These challenges and concerns could result in increased expenses, regulatory scrutiny and increased regulation, trade restrictions on imports of our product candidates, delays or other impediments to our programs or the public acceptance and commercialization of our products. We design and produce product candidates with characteristics comparable or superior to those found in naturally occurring organisms or enzymes in a controlled laboratory; however, the release of such organisms into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release could have a material adverse effect on our business, financial condition or results of operations, and we may have exposure to liability for any resulting harm.

We may not be successful in our efforts to identify or discover additional product candidates.

Although we intend to utilize our technology to evaluate other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify other product candidates for clinical development for a number of reasons. For example, our research methodology may not be successful in identifying potential product candidates, or those we identify may be shown to have harmful side effects or other characteristics that make them unmarketable or unlikely to receive regulatory approval. In addition, we may not be able to identify phages that eradicate the target bacteria, including due to sourcing difficulties such as lack of diversity, inability to obtain samples in a timely manner or at all, or contamination in the samples. We may also encounter difficulties in designing phage cocktails that meet the requirements of an investigational therapy, including due to the build-up of resistances in bacteria to our phages, the range of host bacteria that are affected by our phages, the variety of activity on different bacteria growth states, issues with toxicity in our phages, and the stability, robustness and ease of manufacturing of our product candidates. In addition, the designing of synthetically engineered phages may fail to result in the development of phages with the desired characteristics or behaviors that are suitable for use as viable therapies, or may result in phages that contain undesired features such as immunogenicity, toxicity and other safety concerns.

A key part of our strategy is to utilize our screening technology to identify product candidates to pursue in clinical development. If we fail to identify and develop additional potential product candidates, we may be unable to grow our business and our results of operations could be materially harmed. Such product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory agencies. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development.

We intend to rely on our new BOLT (BacteriOphage Lead to Treatment) proprietary product platform to develop our phage therapies. Our competitive position could be materially harmed if our competitors develop similar platforms and develop rival product candidates.

Our new BOLT platform enables us to rapidly develop, manufacture and formulate phage therapy candidates targeting particular pathogenic bacteria and incorporates our experience over the past five years with process refinement and implementation of technological advancements. For a given indication, the platform will allow for the completion of a clinical proof of concept study in patients, meaning Phase 2 results, within approximately 12-18 months from project initiation; however in certain indications the length of clinical proof of concept may be longer depending on the indication, identity of target bacteria, recruitment rate, cohort size and other factors. We are initially implementing the ability to complete a clinical proof of concept study in patients within approximately 12-18 months from project initiation in our cystic fibrosis and atopic dermatitis programs. Our BOLT platform is new and may not achieve the benefits we anticipate. To the extent we utilize our resources to further develop our BOLT platform, we may become more dependent on its success.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we intend to focus on developing product candidates for specific indications that we identify as most likely to succeed, in terms of both their potential for marketing approval and commercialization. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that may prove to have greater commercial potential.

Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to the product candidate.

There is a substantial risk of product liability claims in our business. If we do not obtain sufficient liability insurance, a product liability claim could result in substantial liabilities to us.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

●	delay or failure to complete our clinical trials;

●	withdrawal of clinical trial participants;

●	decreased demand for our product candidates;

●	injury to our reputation;

●	litigation costs;

●	substantial monetary awards against us; and

●	diversion of management or other resources from key aspects of our operations.

If we succeed in marketing products, product liability claims could result in an FDA or equivalent foreign regulatory agency investigation of the safety or efficacy of our products, our manufacturing processes and facilities or our marketing programs. Such investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications, for which they may be used, or suspension or withdrawal of approval.

We currently only have limited clinical trials insurance policies that cover clinical trials in certain territories. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates or any other compound that we may develop. However, insurance coverage is expensive, and we may not be able to maintain insurance coverage at a reasonable cost or at all, and the insurance coverage that we have or obtain may not be adequate to cover potential claims or losses.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs.

The FDA and other equivalent foreign regulatory agencies may implement additional regulations or restrictions on the development and commercialization of products which act on the microbiome, which may be difficult to predict.

The FDA and equivalent foreign regulatory agencies in other countries have each expressed interest in further regulating biotechnology products and product candidates, such as those that act on the human microbiome. Agencies at both the federal and state level in the United States, as well as the U.S. congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our product candidates. Adverse developments in non-IND human clinical studies or clinical trials of microbiome products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner if at all.

Exchange rate fluctuations between the U.S. Dollar, the New Israeli Shekel, the Euro and other foreign currencies, may negatively affect our future revenues.

Our proceeds from sales of our securities are generally received in U.S. Dollars. Our headquarters are located in Israel, where the majority of our general and administrative expenses and research and development costs are incurred in the New Israeli Shekel, or NIS. Future expenses may be incurred in foreign currencies such as the Euro or British Pound. As a result, our financial results may be affected by fluctuations in the exchange rates of currencies in the countries. For example, during 2019, we witnessed a strengthening of the average exchange rate of the NIS against the U.S. Dollar, which increased the U.S. Dollar value of Israeli expenses. If the NIS strengthens against the U.S. Dollar, as it did in 2019, the U.S. Dollar value of our Israeli expenses, mainly personnel and facility-related, will increase. We use foreign exchange contracts (mainly option and forward contracts) to hedge balance sheet items from currency exposure. However, these foreign exchange contracts are not designated as hedging instruments for accounting purposes and they may not be effective. Although exposure to currency fluctuations to date has not had a material adverse effect on our business, there can be no assurance that fluctuations in the future will not have a material adverse effect on our operating results and financial condition.

Risks Related to Government Regulation

Breakthrough Therapy Designation or Fast Track Designation by the FDA, even if granted for any of our product candidates developed for therapeutic indications, may not lead to a faster development, regulatory review or approval process, and it does not increase the likelihood that any of our product candidates will receive marketing approval in the United States.

In the United States, we may seek a Breakthrough Therapy Designation for some of our product candidates, including BX003 or our cystic fibrosis product candidate under development. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA.

In the European Union, the PRIME (PRIority MEdicines) status is similar to the Breakthrough Therapy Designation. The EMA has implemented the PRIME status to support the development and accelerate the approval of complex, innovative medicinal products addressing an unmet medical need. The PRIME status enables early dialogue with the relevant EMA scientific committees and, possibly, some payors and thus reinforces the EMA’s scientific and regulatory support. The PRIME status, which is granted at the EMA’s discretion, focuses on medicinal products the marketing authorization of which qualifies for accelerated assessment (medicinal products of major interest from a public health perspective, in particular from a therapeutic innovation perspective).

Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy or for PRIME status, the FDA or EMA, respectively, may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation or PRIME status for a product candidate may not actually result in a faster development process, review or approval compared to therapies considered for approval under conventional procedures and does not assure ultimate approval. In addition, even if one or more of our product candidates qualify as breakthrough therapies or is granted PRIME status, the FDA or EMA, respectively, may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for review or approval will not be shortened.

In the United States, we may seek Fast Track Designation for some of our product candidates for therapeutic indications. If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation; we cannot assure you that the FDA would decide to grant it. Even if we receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if we believe that the designation is no longer supported by data from our clinical development program. Fast Track Designation alone does not guarantee qualification for the FDA’s priority review procedures.

Other countries may have adopted schemes designed to ensure an accelerated approval of drugs that are especially important for patients. For example, in the European Union, the EMA may agree to an accelerated assessment (150 days instead of 210 days) for medicinal products of major interest from a public health perspective, in particular from a therapeutic innovation perspective). Furthermore, competent regulatory authorities may grant market authorizations “under exceptional circumstances,” in cases where all the required safety and efficacy data have not been and will not be collected, to medicinal products designed for unmet needs or orphan medicinal products. Although a marketing authorization under exceptional circumstances is definitive, the risk-benefit balance of the medicinal product must be reviewed annually and the marketing authorization is withdrawn if it becomes negative. Moreover, under the centralized procedure, the European Commission may grant “conditional marketing authorizations” in cases where all the required safety and efficacy data are not yet available. The conditional marketing authorization is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and has to be renewed annually until fulfillment of all the conditions. If the conditions are not fulfilled within the timeframe set by the EMA, the marketing authorization ceases to be renewed. As with Fast Track Designation, the competent regulatory authorities in the European Union have broad discretion whether or not to grant such an accelerated assessment or approval and, even if such assessment or approval is granted, we may not experience a faster development process, review or approval compared to conventional procedures.

We may seek a priority review designation for one or more of our other product candidates for therapeutic indications, but we might not receive such designation, and even if we do, such designation may not lead to a faster development or regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

We may fail to obtain and maintain orphan drug designations from the FDA or equivalent foreign regulatory agencies for our current and future therapeutic product candidates, as applicable.

Our strategy may include filing for the orphan drug designation where applicable for our product candidates for therapeutic indications. We currently believe that our product candidate under development for cystic fibrosis patients may qualify for such a designation in the United States, the European Union, and the other countries supporting the development and marketing of drugs for rare diseases.

In the United States, under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition, which is defined as one occurring in a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug or biologic will be recovered from sales in the United States. In the United States, the orphan drug designation entitles a party to financial incentives, such as opportunities for grant funding toward clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has the orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including an NDA, to market the same drug or biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the original manufacturer is unable to assure sufficient product quantity.

In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective, or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the orphan-designated disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may receive and be approved for the same condition, and only the first applicant to receive approval will receive the benefits of marketing exclusivity. Even after an orphan-designated product is approved, the FDA can subsequently approve a later drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior if it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. In addition, while we may seek the orphan drug designation for our product candidates, we may never receive such designation.

An orphan drug legal regime also exists in the European Union. The EMA’s Committee for Orphan Medicinal Products, or COMP, gives opinions, and the European Commission takes decisions, on the granting of the orphan drug designation to the development of products that are intended for the diagnosis, prevention or treatment of (i) a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Economic Area (European Union plus Iceland, Liechtenstein and Norway); or (ii) a life-threatening, seriously debilitating or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the European Economic Area would be sufficient to justify the necessary investment in developing the drug or biological product. The granting of the orphan designation requires that there is no satisfactory method of diagnosis, prevention or treatment, or, if such a method exists, that the future medicine is to be of significant benefit to those affected by the condition. The test for that later condition is stringent, because the future product must be compared with all existing therapies for the rare condition, including surgical operations, already authorized medicinal products and compounded preparations (subject to certain conditions). At the time of marketing authorization, the orphan designation is reviewed again by the COMP in view of the maintenance of the orphan status. If the designation criteria are no longer met, the European Commission withdraws the orphan designation. Maintenance of the orphan designation at the time of marketing authorization means that all the drugs/biologicals authorized since the granting of the designation become relevant for determining the lack of satisfactory therapy or the significant benefit.

If obtained, the orphan drug designation would entitle us to financial incentives, such as reductions of fees or fee waivers and 10 years of market exclusivity. Market exclusivity precludes the EMA or the national competent authorities from validating a marketing authorization application, and the European Commission or a national competent authority from granting a marketing authorization, for a same or similar drug/biological and the same therapeutic indication. The 10-year period may be reduced to six years if the orphan designation criteria are no longer met, including where it is shown that the product is not sufficiently profitable to justify maintenance of market exclusivity. The orphan exclusivity may also be lost vis-à-vis another drug/biological in cases where the manufacturer is unable to assure sufficient quantity of the drug to meet patient needs or if that other product is proved to be clinically superior to the approved orphan product. A drug/biological is clinically superior if it is safer, more effective or makes a major contribution to patient care.

Even if we receive regulatory approval of any product candidates for therapeutic indications, we will be subject to ongoing regulatory compliance obligations and continued regulatory review, which may result in significant additional expense. Additionally, any of our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

If any of our product candidates is approved for therapeutic indications, we will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distribution, advertising, promotion, sampling, recordkeeping, export, import, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of equivalent foreign regulatory agencies. In addition, we will be subject to continued compliance with cGMP and good clinical practice, or GCP, requirements for any clinical trials that we conduct post-approval.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA and equivalent foreign regulatory agency requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, other marketing applications and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

The FDA or equivalent foreign regulatory agencies have significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. The FDA or equivalent foreign regulatory agencies may also require a REMS program as a condition of approval of our product candidates, which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or an equivalent foreign regulatory agency approves our product candidates, we will have to comply with requirements, including submissions of safety and other post-marketing information and reports and registration.

The FDA or equivalent foreign regulatory agencies may impose consent decrees or withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements may result in revisions to the approved labeling to add new safety information, the imposition of post-market studies or clinical trials to assess new safety risks, or the imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of our products, withdrawal of products from the market, or voluntary or mandatory product recalls;

●	fines, warning or untitled enforcement letters, or holds on clinical trials;

●	refusal by the FDA or equivalent foreign regulatory agencies to approve pending applications or supplements to approved applications filed by us or the suspension or revocation of license approvals;

●	product seizure or detention or refusal to permit the import or export of our product candidates; and

●	injunctions or the imposition of civil or criminal penalties.

The FDA or equivalent foreign regulatory agencies strictly regulate the marketing, labeling, advertising and promotion of drug products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label or other regulatory marketing pathway. The FDA and equivalent foreign regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. The policies of the FDA or equivalent foreign regulatory agencies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and the ability to achieve or sustain profitability.

The policies of the FDA or equivalent foreign regulatory agencies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current administration may impact our business and industry. Namely, the current administration has taken several executive actions, including the issuance of a number of executive orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities, such as implementing statutes through rulemaking, the issuance of guidance, and the review and approval of marketing applications. It is difficult to predict how these executive actions, including any executive orders, will be implemented and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. In addition, if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability.

Noncompliance by us or any future collaborator with regulatory requirements, including safety monitoring or pharmacovigilance requirements, can also result in significant financial penalties.

We may conduct clinical trials for our product candidates outside the United States, and the FDA may not accept data from such trials.

Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of such study data by the FDA is subject to certain conditions. For example, the study must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The study population must also adequately represent the United States population, and the data must be applicable to the United States population and United States medical practice in ways that the FDA deems clinically meaningful. Generally, the patient population for any clinical studies conducted outside of the United States must be representative of the population for whom we intend to label the product in the United States. In addition, such studies would be subject to the applicable local laws, and FDA acceptance of the data would be dependent upon its determination that the studies also complied with all applicable United States laws and regulations. There can be no assurance the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept any such data, it would likely result in the need for additional trials, which would be costly and time-consuming and may delay aspects of our business plan.

Any products that we may develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or health care reform initiatives, which could make it difficult for us to sell any product candidates or therapies profitably.

The regulations that govern pricing for new medical products vary widely from country to country. As a result, we might obtain regulatory approval for a product in a particular country but then be subject to pricing regulations in that country that delay the commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. In addition, our ability to commercialize any approved products successfully will depend in part on the extent to which reimbursement for these products will be available from government health administration authorities, private health insurers and other organizations. Even if we succeed in bringing one or more therapeutic products to market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell them on a competitive basis. If the price we are able to charge for therapeutic products is inadequate in light of our development and other costs, our future profitability could be adversely affected.

Ongoing health care legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example, (i) changes to our manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of our products, or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States, there have been and continue to be a number of legislative initiatives to contain health care costs. For example, in March 2010, the Patient Protection and Affordable Care Act, or the ACA, was passed, which substantially changed the way health care is financed by both governmental and private insurers and significantly impacted the United States pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars; addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program; and extends the rebate program to individuals enrolled in Medicaid managed care organizations. It also establishes annual fees and taxes on manufacturers of certain branded prescription drugs and creates a new Medicare Part D coverage gap discount program in which manufacturers must agree to offer 50% point of sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA.

These laws and future state and federal health care reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other health care funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

A similar movement is observed in the European Union countries. Criteria for pricing and reimbursement, which vary from country to country, are regularly amended and tightened in order to reduce the draw on the budget allocated to national health insurance systems. Moreover, the system of reference pricing (the price in a country calculated on the basis of prices in other countries with typically lower prices) leads to price reductions in countries that traditionally granted high prices.

Risks Related to our Licensed and Co-Owned Intellectual Property

The license agreements we maintain, including the Research and License Agreement dated as of June 22, 2015, as amended, or the License Agreement, with Yeda Research and Development Company Limited, or Yeda, are important to our business. If we or the other parties to our license agreements fail to adequately perform under the license agreements, or if we or they terminate the license agreements, the development, testing, manufacture, production and sale of our phage-based therapeutic or cosmetic product candidates would be delayed or terminated, and our business would be adversely affected.

The License Agreement with Yeda provides for an exclusive worldwide license to certain know-how and research information related to the development, testing, manufacture, production and sale of microbiome-based therapeutic product candidates, including candidates specified in the agreement, which are used in our phage discovery platform, as well as patents, research and other rights to phage product candidates resulting from the work of the consultants identified in the agreement and further research that we funded. The License Agreement terminates upon the later of the expiration of the last of the patents covered under the License Agreement and the expiry of a continuous 15-year period during which there has not been a first commercial sale of any product in any country. Yeda may also terminate the agreement if we fail to observe certain diligence and development requirements and milestones as described in the License Agreement. we or Yeda may terminate the agreement for the material uncured breach of the other party after a notice period or the other party’s winding up, bankruptcy, insolvency, dissolution or other similar discontinuation of business. Upon termination of the agreement, other than due to the passage of time, we are required to grant to Yeda a nonexclusive, irrevocable, perpetual, fully paid-up, sublicensable, worldwide license in respect of our rights in know-how and research results as described in the License Agreement, provided that, if Yeda subsequently grants a license to a third party that utilizes our rights, we are entitled to share in the net proceeds actually received by Yeda arising out of that license, subject to a cap based on the development expenses that we incur in connection with the License Agreement. For more information on the License Agreement, see “Business—Material Agreements—License Agreements—License Agreement with Yeda.”

We also maintain additional license agreements:

●	with Keio University, or Keio, and JSR Corporation, or JSR, pursuant to which we were granted an exclusive, royalty-bearing, worldwide, perpetual sublicense by JSR to certain patent rights related to our IBD program. Specifically, these patent rights relate to bacterial targets that have been observed to be related to IBD and the phages that were observed to eradicate these bacterial targets; and

●	with Keio and JSR, pursuant to which we were granted an exclusive, royalty-bearing, worldwide, perpetual sublicense by JSR to certain patent rights related to our primary sclerosing cholangitis, or PSC, program. Specifically, these patent rights relate to bacterial targets that have been observed to be related to PSC and the phages that were observed to eradicate these bacterial targets.

Termination of the license agreements could cause significant delays in our product and commercialization efforts that could prevent us from commercializing our product candidates, including our microbiome-based therapeutic product candidates, without first expanding our internal capabilities or entering into other agreements with third parties. Any alternative collaboration or license could also be on less favorable terms to us.

We are highly dependent on intellectual property licensed from third parties, and termination or limitation of any of these licenses could result in the loss of significant rights and materially harm our business.

We currently rely on licenses from third-party collaborators for certain aspects of our technology and for certain of our existing programs. In particular, we received exclusive, royalty-bearing licenses to certain patents held by third parties, including Yeda, Keio and JSR. Our license agreement with Yeda provides license to certain know-how and research information related to the development, testing, manufacture, production and sale of microbiome-based therapeutic product candidates that are used in our phage discovery platform, as well as patents, research and other rights to phage product candidates resulting from the work of the consultants identified in the agreement and further research that we funded. Our license agreements with Keio and JSR provide licenses to patents related to, among other things, IBD and PSC programs. Pursuant to these license agreements, we are required to pay annual license fees, as well as a contingent consideration comprised of milestone and royalty payments, which depend on the achievement of future milestones and potential revenue from products.

If we fail to comply with our obligations under our license agreements, including payment terms, our licensors may have the right to terminate our license agreements, in which event we may not be able to develop, manufacture, market or sell the products covered by those license agreements. We may also face other penalties under our license agreements if we do not meet our contractual obligations. Such an occurrence could materially adversely affect the value of our products being developed under any such license agreements. Termination of one or more of our license agreements, or reduction or elimination of our rights under these license agreements, may result in us having to negotiate new or reinstated license agreements, which may not be available to us on equally favorable terms, or at all, which may mean we are unable to commercialize the affected product candidates.

In the future, we may rely upon additional licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the development of our product candidates and proprietary product platform. Patent rights that we in-license in the future may be subject to a reservation of rights by one or more third parties. As a result, any such third party may have certain rights to such intellectual property.

In addition, subject to the terms of any such license agreements, we may not have the right to control the preparation, filing, prosecution and maintenance, and we may not have the right to control the enforcement and defense, of patents and patent applications covering the technology that we license from third parties. We cannot be certain that our in-licensed patent applications (and any patents issuing therefrom) that are controlled by our licensors will be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our licensors fail to prosecute, maintain, enforce and defend such patents rights, or lose rights to those patent applications (or any patents issuing therefrom), the rights we have licensed may be reduced or eliminated, our right to develop and commercialize any of our product candidates and proprietary product platform technology that are subject of such licensed rights could be adversely affected, and we may not be able to prevent competitors from making, using and selling competing products. Moreover, we cannot be certain that such activities by our potential future licensors will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. In addition, even where we may have the right to control the prosecution of patents and patent applications that we may license to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our potential future licensees, licensors and their counsel that took place prior to the date of assumption of control over patent prosecution.

The patent position of biopharmaceutical companies, including ours and our licensors’, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Our licensed and co-owned intellectual property may be challenged, deemed unenforceable, invalidated or circumvented. We and our licensors will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that these rights (and the products and services they cover) are protected by valid and enforceable patents, copyrights or trademarks, or are effectively maintained as trade secrets.

Any patents obtained by our licensors or us, may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent relating to one of our products, the defendant in such litigation could counterclaim that the asserted patents are invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are common, as are validity challenges by the defendant against the subject patent or related patents before the United States Patent and Trademark Office, or USPTO. Grounds for a validity challenge could be an alleged failure to meet any of several statutory patentability requirements, including lack of novelty, obviousness, non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patentable subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected to prosecution of the patent/s at issue intentionally withheld material information from the USPTO or made a misleading statement during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO, even outside the context of litigation. The outcome of any assertion of invalidity and/or unenforceability is unpredictable. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, We and our licensors would lose at least part, and perhaps all, of the claims of the challenged patent/s. Such a loss of patent protection could have a material adverse impact on our business.

We are dependent on patents and proprietary technology. If we fail to adequately protect this intellectual property or if we otherwise do not have exclusivity for the marketing of our products, our ability to commercialize products could suffer.

Our commercial success will depend in part on our ability to obtain and maintain patent protection sufficient to prevent others from marketing our product candidates, as well as to defend and enforce these patents against infringement and to operate without infringing the proprietary rights of others. Protection of our product candidates from unauthorized use by third parties will depend on having valid and enforceable patents that cover our product candidates or their manufacture or use or on having effective trade secret protection. If our patent applications do not result in issued patents or if our patents are found to be invalid, we will lose the ability to exclude others from making, using or selling the inventions claimed therein. We have a limited number of patents and pending patent applications.

The patent positions of biotechnology companies can be uncertain and involve complex legal and factual questions. This is due to inconsistent application of policies and changes in policy relating to the examination and enforcement of biotechnology patents to date on a global scale. The laws of some countries may not protect intellectual property rights to the same extent as the laws of countries having well-established patent systems, and those countries may lack adequate rules and procedures for defending our intellectual property rights. Also, changes in either patent laws or in the interpretations of patent laws may diminish the value of our intellectual property. We are not able to guarantee that all of our patent applications will result in the issuance of patents, and we cannot predict the breadth of claims that may be allowed in our patent applications or in the patent applications we may license from others.

Central provisions of The Leahy-Smith America Invents Act, or the America Invents Act, went into effect on September 16, 2012 and on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. These changes include provisions that affect the way patent applications are being filed, prosecuted and litigated. For example, the America Invents Act enacted proceedings involving post-issuance patent review procedures, such as inter partes review, or IPR, and post-grant review, that allow third parties to challenge the validity of an issued patent in front of the USPTO Patent Trial and Appeal Board. Each proceeding has different eligibility criteria and different patentability challenges that can be raised. IPRs permit any person (except a party who has been litigating the patent for more than a year) to challenge the validity of the patent on the grounds that it was anticipated or made obvious by prior art. Patents covering pharmaceutical products have been subject to attack in IPRs from generic drug companies and from hedge funds. If it is within nine months of the issuance of the challenged patent, a third party can petition the USPTO for post-grant review, which can be based on any invalidity grounds and is not limited to prior art patents or printed publications.

In post-issuance proceedings, USPTO rules and regulations generally tend to favor patent challengers over patent owners. For example, unlike in district court litigation, claims challenged in post-issuance proceedings are given their broadest reasonable meaning, which increases the chance a claim might be invalidated by prior art or lack support in the patent specification. As another example, unlike in district court litigation, there is no presumption of validity for an issued patent, and thus a challenger’s burden to prove invalidity is by a preponderance of the evidence, as opposed to the heightened clear and convincing evidence standard. As a result of these rules and others, statistics released by the USPTO show a high percentage of claims being invalidated in post-issuance proceedings. Moreover, with few exceptions, there is no standing requirement to petition the USPTO for inter partes review or post-grant review. In other words, companies that have not been charged with infringement or that lack commercial interest in the patented subject matter can still petition the USPTO for review of an issued patent. Thus, even where we have issued patents, our rights under those patents may be challenged and ultimately not provide us with sufficient protection against competitive products or processes.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	we might not be the first to file patent applications for our inventions;

●	others may independently develop similar or alternative product candidates to any of our product candidates that fall outside the scope of our patents;

●	our pending patent applications may not result in issued patents;

●	our issued patents may not provide a basis for commercially viable products or may not provide us with any competitive advantages or may be challenged by third parties;

●	others may design around our patent claims to produce competitive products that fall outside the scope of our patents;

●	we may not develop additional patentable proprietary technology related to our product candidates; and

●	we are dependent upon the diligence of our appointed agents in national jurisdictions, acting for and on our behalf, which control the prosecution of pending domestic and foreign patent applications and maintain granted domestic and foreign patents.

An issued patent does not guarantee us the right to practice the patented technology or commercialize the patented product. Third parties may have blocking patents that could be used to prevent us from commercializing our patented products and practicing our patented technology. Our issued patents and those that may be issued in the future may be challenged, invalidated or circumvented, which could limit our ability to prevent competitors from marketing the same or related product candidates or could limit the length of the term of patent protection of our product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent. Patent term extensions may not be available for these patents.

Our rights to develop and commercialize our product candidates and proprietary product platform may be subject, in part, to the terms and conditions of current and future licenses granted to us by others.

Some of our licensed rights could provide us with freedom to operate for aspects of our products and services. We may need to obtain additional licenses from others to advance our research, development and commercialization activities.

Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether, and the extent to which, our products, services, technology and processes infringe on the intellectual property of the licensor that is not subject to the license agreement;

●	our right to sublicense patent and other rights to third parties under collaborative development relationships;

●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

●	the priority of invention of patented technology.

If we do not prevail in such disputes, we may lose any or all of our rights under such license agreements.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or could increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize any affected products or services, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

Absent the license agreements, we may infringe patents subject to those agreements, and, if the license agreements are terminated, we may be subject to litigation by the licensor. Litigation could result in substantial costs to us and distract our management. If we do not prevail, we may be required to pay damages, including treble damages, attorneys’ fees, costs and expenses and royalties. We may also be enjoined from selling our products or services, which could adversely affect our ability to offer products or services, our ability to continue operations, and our financial condition.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and/or royalties, and forced to defend against litigation.

We do not believe that the products we are currently developing infringe upon the rights of any third parties or are infringed upon by third parties. However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs much later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending patent applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that is infringed by one or more of our products. In such a case, others may assert infringement claims against us, and should we be found to infringe these patents or impermissibly use their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such third parties’ patent rights.

In addition to any damages we might have to pay, we may also be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products so as not to use this intellectual property. Each of these penalties may prove to be uneconomical or otherwise impossible. We may fail to obtain any such licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same licensed technologies. In that event, we may be required to spend significant time and resources to develop or license replacement technologies. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business. Conversely, we may not be able to pursue claims against third parties that infringe on our licensed or co-owned technology. Thus, our licensed and co-owned technology may not provide adequate protection against competitors.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Moreover, the cost to us of any litigation or other proceeding relating to our licensed and/or co-owned intellectual property rights, even if resolved in our favor, could be substantial. Any such litigation would divert our management efforts, and we may not have sufficient resources to bring any such action to a successful conclusion. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue operations.

Additionally, because our pipeline may involve additional development candidates that could require the use of proprietary rights held by third parties, the growth of our business could depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our development candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities.

For example, we sometimes collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such right of first negotiation for intellectual property, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to require third-party intellectual property rights, our business, financial condition and prospects for growth could suffer.

We may not be successful in obtaining, through acquisitions, in-licenses or otherwise, necessary rights to our product candidates, proprietary product platform technologies or other technologies.

We currently have rights to certain intellectual property, through licenses from third parties, to develop our product candidates and proprietary product platform technologies. Some health care companies and academic institutions are competing with us in the field of microbiome therapies and may have patents and/or have filed and are likely filing patent applications potentially relevant to our business. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses to such patents from such third-party intellectual property holders. We may also require licenses from third parties for certain technologies that we may be evaluating for use with our current or future product candidates. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes or other intellectual property rights from third parties that we identify as necessary for our current or future product candidates and our proprietary product platform at a reasonable cost or on reasonable terms, if at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all.

In the event that we try to obtain rights to required third-party intellectual property rights and is ultimately unsuccessful, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates or continue to utilize our existing proprietary product platform technology, which could significantly harm our business, financial condition, results of operations and prospects.

We rely on our proprietary product platform to identify microbiome therapies. Our competitive position could be materially harmed if our competitors develop a similar platform and develop rival product candidates.

We rely on know-how, inventions and other proprietary information to strengthen our competitive position. We consider know-how to be our primary intellectual property with respect to our proprietary product platform. Our clinical trials allow us to collect clinical data, which we use as a feedback loop to make improvements to our proprietary product platform. In particular, we anticipate that, with respect to this proprietary product platform, this data may over time be disseminated within the industry through independent development, the publication of journal articles describing the method and the movement of skilled personnel.

We cannot rule out that our competitors may have or obtain the knowledge necessary to analyze and characterize similar data to our known data for the purpose of identifying and developing products that could compete with any of our product candidates. Our competitors may also have significantly greater financial, product development, technical and human resources access to date. Further, our competitors may have significantly greater experience in using translational science methods to identify and develop product candidates.

We may not be able to prohibit our competitors from using technology or methods that are the same as or similar to our proprietary product platform to develop their own product candidates. If our competitors develop associated therapies, our ability to develop and market a promising product or product candidate may diminish substantially, which could have a material adverse effect on our business, financial condition, prospects and results of operations.

We rely on trade secrets and other forms of non-patent intellectual property protection. If we are unable to protect our trade secrets, other companies may be able to compete more effectively against us.

We rely on trade secrets to protect certain aspects of our technology, including our proprietary processes for manufacturing and purifying bacteriophages. Trade secrets are difficult to protect, especially in the pharmaceutical industry, where much of the information about a product must be made public during the regulatory approval process. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secret information is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to or may not protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are sued for infringing intellectual property rights of third parties or if we are forced to engage in an interference proceeding, it will be costly and time-consuming, and an unfavorable outcome in that litigation or interference would have a material adverse effect on our business.

Our ability to commercialize our product candidates depends on our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. Numerous U.S. and foreign patents and patent applications, which are owned by third parties, exist in the general field of anti-infective products or in fields that otherwise may relate to our product candidates. If we are shown to infringe, we could be enjoined from the use or sale of the claimed invention if we are unable to prove that the patent is invalid. In addition, because patent applications can take many years to issue, there may be currently pending patent applications, unknown to us, that may later result in issued patents that our product candidates may infringe or that may trigger an interference proceeding regarding one of our owned or licensed patents or applications. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe or that may become involved in an interference proceeding.

The biotechnology and pharmaceutical industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. For so long as our product candidates are in clinical trials, we believe our clinical activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As our clinical investigational drug product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. While we attempt to ensure that our active clinical investigational drugs and the methods we employ to manufacture them, as well as the methods for their use we intend to promote, do not infringe other parties’ patents and other proprietary rights, we cannot be certain they do not, and competitors or other parties may assert that we infringe their proprietary rights in any event.

We may be exposed to future litigation based on claims that our product candidates, the methods we employ to manufacture them or the uses for which we intend to promote them infringe the intellectual property rights of others. Our ability to manufacture and commercialize our product candidates may depend on our ability to demonstrate that the manufacturing processes we employ and the use of our product candidates do not infringe third-party patents. If third-party patents were found to cover our product candidates or their use or manufacture, we could be required to pay damages or be enjoined and therefore unable to commercialize our product candidates, unless we obtained a license. A license may not be available to us on acceptable terms, if at all.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that, if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. We generally enter into assignment of invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to our service invention rights, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees or be forced to litigate such claims, which could negatively affect our business.

Risks Related to Our Reliance on Third Parties

We rely, and continue to rely, on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

We continue to rely on third parties, such as contract research organizations, or CROs, and clinical investigators, to conduct and manage our clinical trials.

Our reliance on these third parties for research and development activities will reduce our control over these activities but does not relieve us of our responsibilities. For example, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCPs for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, safety and welfare of trial participants are protected. Other countries’ regulatory agencies also have requirements for clinical trials with which we must comply. We are also required to register ongoing clinical trials and post the results of completed clinical trials in a government-sponsored database, clinicaltrials.gov, within specified time frames. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.

Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, do not meet expected deadlines, experience work stoppages, terminate their agreements with us or need to be replaced, or do not conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed, terminated or need to be repeated. If any of the foregoing occurs, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and may not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

Third-party relationships are important to our business. If we are unable to maintain our collaborations or enter into new relationships, or if these relationships are not successful, our business could be adversely affected.

We have limited capabilities for product development and do not yet have any capability for sales, marketing or distribution. Accordingly, we enter into relationships with other companies and academic institutions to provide us with important technology, and we may receive additional technology and funding under these and other collaborations in the future. The relationships we enter into may pose a number of risks, including the following:

●	third parties have, and future third-party collaborators may have, significant discretion in determining the efforts and resources that they will apply;

●	current and future third parties may not perform their obligations as expected;

●	current and future third parties may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the third parties’ strategic focus or available funding, or external factors, such as a strategic transaction that may divert resources or create competing priorities;

●	third parties may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	current and future third parties could independently develop, or develop with third parties, products that compete directly or indirectly with our products and product candidates if the third parties believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	product candidates discovered in collaboration with us may be viewed by our current or future third parties as competitive with their own product candidates or products, which may cause such third parties to cease to devote resources to the commercialization of our product candidates;

●	current and future third parties may fail to comply with applicable regulatory requirements regarding the development, manufacture, distribution or marketing of a product candidate or product;

●	current and future third parties with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

●	disagreements with current or future third parties, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or terminations of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

●	current and future third parties may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	current and future third parties may infringe the intellectual property rights of others, which may expose us to litigation and potential liability;

●	current and future third parties may infringe regulatory frameworks (such as but not limited to cybersecurity and/or privacy frameworks), which may expose us to litigation and potential liability or require or lead us to terminate relationships with them;

●	if a current or future third party is involved in a business combination, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by us; and

●	current and future relationships may be terminated by the collaborator, and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

If our relationships do not result in the successful discovery, development and commercialization of products or if one of our third-party collaborators terminates its agreement with us, we may not receive any future research funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, our development of our technology and product candidates could be delayed, and we may need additional resources to develop product candidates and our technology. Additionally, if any of our current or future third-party collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators, and our reputation in the business and financial communities could be adversely affected.

Relationships are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of a collaborator’s resources and expertise, the terms and conditions of a proposed collaboration and a proposed collaborator’s evaluation of a number of factors.

We may not be successful in maintaining or establishing collaborations, which could adversely affect our ability to develop and, if required regulatory approvals are obtained, commercialize our product candidates.

In the future, in order to advance our clinical development, or in connection with any potential out-licensing of product candidates or technologies, we may seek to enter into collaboration agreements. In addition, we may consider entering into collaboration arrangements with medical technology, pharmaceutical or biotechnology companies and/or seek to establish strategic relationships with marketing partners for the development, sale, marketing and/or distribution of our product candidates within or outside of the United States. If we are unable to reach agreements with potential collaborators, then we may fail to meet our business objectives for the affected product candidates or programs. Collaboration arrangements are complex and time-consuming to negotiate, document and implement, and we may not be successful in our efforts, if any, to establish and implement collaborations or other alternative arrangements. The terms of any collaboration or other arrangements that we establish may not be favorable to us, and the success of any such collaboration will depend heavily on the efforts and activities of our collaborators. Moreover, our collaboration agreement could be terminated or not renewed by a third party at a time that is costly or damaging to us. Any failure to engage successful collaborators could cause delays in our product development and/or commercialization efforts, which could harm our financial condition and operational results.

Risks Related to Our Operations in Israel

We have received, and may continue to receive, Israeli governmental grants to assist in the funding of our research and development activities. If we lose our funding from these research and development grants, we may encounter difficulties in the funding of future research and development projects and implementing technological improvements, which would harm our operating results.

Through September 30, 2020, we had received an aggregate of $2.7 million in the form of grants from the Israeli Innovation Authority, or IIA. We were formed as an incubator company as part of the FutuRx incubator, and, until 2017, the majority of our funding was from IIA grants and funding by the incubator, which is supported by the IIA. We continued to apply for and receive IIA grants after we left the incubator. The requirements and restrictions for such grants are found in the Israel Encouragement of Research and Development in Industries, or the Research Law. Under the Research Law, royalties of 3% to 3.5% on the revenue derived from sales of products or services developed in whole or in part using these IIA grants are payable to the Israeli government. We developed both of our platform technologies, at least in part, with funds from these grants, and, accordingly, we would be obligated to pay these royalties on sales of any of our product candidates that achieve regulatory approval. As long as the manufacturing of our product candidates takes place in Israel and no technology funded with IIA grants is sold or out licensed to a non-Israeli entity, the maximum aggregate royalties paid generally would not exceed 100% of the grants made to us, plus annual interest equal to the 12-month LIBOR rate applicable to dollar deposits, as published on the first business day of each calendar year. As of September 30, 2020, the balance of the principal and interest in respect of our commitments for future payments to the IIA totaled approximately $2.3 million. As part of funding our current and planned product development activities, we have submitted follow-up grant applications for new grants.

These grants have funded some of our personnel, development activities with subcontractors, and other research and development costs and expenses. However, if these awards are not funded in their entirety or if new grants are not awarded in the future, due to, for example, IIA budget constraints or governmental policy decisions, our ability to fund future research and development and implement technological improvements would be impaired, which would negatively impact our ability to develop our product candidates.

The Israeli government grants we have received for research and development expenditures restrict our ability to manufacture products and transfer technology outside of Israel and requires us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received, together with interest and penalties.

Our research and development efforts have been financed, in part, through the grants that we have received from the IIA. We, therefore, must comply with the requirements of the Research Law. For the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, we recorded grants totaling $0.5 million, $0.3 million and $0.6 million, from the IIA, respectively. The grants represented 6.7%, 2.3% and 6.6% of our gross research and development expenditures for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively.

Under the Research Law, we are required to manufacture the major portion of each of our products developed using these grants in the State of Israel or otherwise ask for special approvals. We may not receive the required approvals for any proposed transfer of manufacturing activities. Even if we receive approval to manufacture products developed with government grants outside of Israel, the royalty rate may be increased, and we may be required to pay up to 300% of the grant amounts, plus interest, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair our ability to outsource manufacturing or engage in our own manufacturing operations for those products or technology.

Additionally, under the Research Law, we are prohibited from transferring, including by way of license, the IIA-financed technology and related intellectual property rights and know-how outside of the State of Israel, except under limited circumstances and only with the approval of the IIA Research Committee. We may not receive the required approvals for any proposed transfer, and, even if received, we may be required to pay the IIA a portion, to be set by the IIA, in its discretion and taking into account the circumstances, upon its approval of such transaction, of the consideration or milestone and royalty payments that we receive upon any sale or out-licensing of such technology to a non-Israeli entity, up to 600% of the grant amounts plus interest.

These restrictions may impair our ability to sell our technology assets or to perform or outsource manufacturing outside of Israel or otherwise transfer our know-how outside of Israel and may require us to obtain the approval of the IIA for certain actions and transactions and pay additional royalties and other amounts to the IIA. In addition, any change of control and any change of ownership of our Common Stock that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires prior written notice to the IIA, and our failure to comply with this requirement could, under certain circumstances, result in criminal liability.

These restrictions will continue to apply even after we have repaid the full amount of royalties on the grants.

Potential political, economic and military instability in the State of Israel, where the majority of our senior management and our research and development facilities are located, may adversely affect our results of operations.

Our headquarters and principal offices and most of our operations are located in the State of Israel. In addition, all but one of our key employees and officers are residents of Israel. Accordingly, political, economic and military conditions in Israel directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations, product development and results of operations.

Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority and with various states in the Persian Gulf, there has been an increase in unrest and terrorist activity, which began in October 2000 and has continued with varying levels of severity. For instance, beginning in July 2014, for approximately seven weeks, Israel experienced an armed conflict between Israel and Hamas, which included rocket strikes against civilian targets in various parts of Israel and disrupted day-to-day civilian activity in southern and central Israel. If renewed, such hostilities may negatively affect business conditions in Israel. In addition, Israel faces threats from more distant neighbors, in particular, Iran. Our insurance policies do not cover us for the damages incurred in connection with these conflicts or for any resulting disruption in our operations. The Israeli government, as a matter of law, provides coverage for the reinstatement value of direct damages that are caused by terrorist attacks or acts of war; however, the government may cease providing such coverage or the coverage might not be enough to cover potential damages. In the event that hostilities disrupt the ongoing operation of our facilities or the airports and seaports on which we depend to import and export our supplies and products, our operations may be materially adversely affected.

In addition, since the end of 2010, numerous acts of protest and civil unrest have taken place in several countries in the Middle East and North Africa, many of which involved significant violence, including in Syria and Egypt that border with Israel. The ultimate effect of these developments on the political and security situation in the Middle East and on Israel’s position within the region is not clear at this time. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and certain other countries.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies, whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by activists to cause companies, research institutions and consumers to boycott Israeli goods and cooperation with Israeli-related entities based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to cooperate with research institutions and collaborate with other third parties. Any hostilities involving Israel, any interruption or curtailment of trade or scientific cooperation between Israel and its present partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations. We may also be targeted by cyber terrorists specifically because we are an Israeli-related company.

Under applicable employment laws, we may not be able to enforce covenants not to compete.

We generally enter into noncompetition agreements with our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli labor courts have required employers seeking to enforce noncompete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property.

Our operations may be disrupted by the obligations of personnel to perform military service.

Some of our employees based in Israel may be called upon to perform annual military reserve duty and, in emergency circumstances, could be called to immediate and unlimited active duty. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of one or more of our executive officers or other key employees. Such disruption could materially adversely affect our business and results of operations.

The tax benefits that are available to us if and when we generate taxable income require us to meet various conditions and may be prevented or reduced in the future, which could increase our costs and taxes.

If and when we generate taxable income, we would be eligible for certain tax benefits provided to “Technologic Preferred Enterprise” and/or “Preferred Enterprise” as defined under the Encouragement of Capital Investment Law -1959, or the “Law, and its regulations, as amended and, accordingly, could be subject to a reduced corporate tax rate on its income that will meet the provisions of the Law (ranging between 7.5%-16%). To the extent that we are not eligible to obtain such statuses, our Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies is 23%. The benefits available to us in accordance to the Law and its regulations are subject to the fulfillment of conditions stipulated in the Law and the regulations. Further, in the future, these tax benefits may be reduced or discontinued.

It may be difficult to enforce a U.S. judgment against us or our officers and directors in Israel or the United States or to assert U.S. securities laws claims in Israel or serve process on our officers and directors.

Not all of our directors or officers are residents of the United States, and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers may be difficult to obtain within the United States. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors, because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law, and not U.S. law, is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Additionally, Israeli courts might not enforce judgments obtained in the United States against us or our non-U.S. directors and executive officers, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

Risks Related to Manufacturing and Supply

We rely on third parties to manufacture our clinical supply of product candidates, and we intend to rely on third parties to produce and process our products, if approved.

We currently rely on outside vendors to supply raw materials and other important components, such as lab equipment. We have not yet caused any product candidates to be manufactured or processed on a commercial scale and may not be able to do so for any of our product candidates. We will make changes as it works to optimize the manufacturing process for our product candidates, and we cannot be sure that even minor changes in the process will result in therapies that are safe and effective.

The facilities used to manufacture our product candidates must be approved by the FDA or equivalent foreign regulatory agencies pursuant to inspections that will be conducted after we submit a marketing application to the FDA or equivalent foreign regulatory agency. Additionally, any facilities used for the manufacture of product candidates commercialized for non-therapeutic uses will be subject to inspection by the FDA and foreign regulatory agencies. We do not currently control all aspects of the manufacturing process of, and are currently largely dependent on, our contract manufacturing partners for compliance with regulatory requirements, known as cGMP requirements, for manufacture of our product candidates. If and when our manufacturing facility becomes operational, we will be responsible for compliance with cGMP requirements. If we or our contract manufacturers cannot successfully manufacture in conformance with our specifications and the strict regulatory requirements of the FDA or other regulatory authorities, we and they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities with respect to the manufacture of our product candidates. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or an equivalent foreign regulatory agency does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We have limited experience manufacturing our product candidates for purposes of clinical trials for therapeutic indications or for non-therapeutic clinical studies or trials. We opened our own manufacturing facility at our headquarters in Ness Ziona, Israel in the third quarter of 2019. We cannot assure you that we can manufacture our product candidates in compliance with regulations at a cost or in quantities necessary to make them commercially viable.

Our product candidates rely on the availability of specialty raw materials, which may not be available to us on acceptable terms or at all.

Our product candidates require certain specialty raw materials, some of which we obtain from small companies with limited resources and experience to support a commercial product. These third-party suppliers may be ill-equipped to support our needs, especially in non-routine circumstances like an FDA inspection or medical crisis, such as widespread contamination. We do not currently have contracts in place with all of the suppliers that we may need at any point in time and, if needed, may not be able to contract with them on acceptable terms or at all. Accordingly, we may experience delays in receiving key raw materials to support clinical or commercial manufacturing.

Risks Related to Our Operations

We need to grow the size of our organization and may experience difficulties in managing this growth.

As our research, development, manufacturing and commercialization plans and strategies develop as a public company, we need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, compensating, integrating, maintaining and motivating additional employees;

●	managing our internal research and development efforts effectively, including identification of clinical candidates, scaling our manufacturing process and navigating the clinical and FDA review process for our product candidates; and

●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of our attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We are an “emerging growth company,” and we cannot be certain that the reduced disclosure requirements applicable to “emerging growth companies” will not make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined under the JOBS Act. For so long as we are an emerging growth company, we intend to take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years from the end of our most recently completed fiscal year, although we may lose such status earlier, depending on the occurrence of certain events, including when we have generated total annual gross revenue of at least $1.07 billion or when we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or when we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

We cannot predict if investors will find our securities less attractive or our company less comparable to certain other public companies because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the trading prices of our securities may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a “smaller reporting company” we are permitted to provide less disclosure than larger public companies, which may make our Common Stock less attractive to investors.

We are currently a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects which may result in less investor confidence. Investors may find our Common Stock less attractive as a result of our smaller reporting company status. If some investors find our Common Stock less attractive, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Risks Related to Our Common Stock

A significant number of shares of our Common Stock are subject to issuance upon exercise of outstanding warrants and options, which upon such exercise may result in dilution to our security holders.

As of November 30, 2020, we have an aggregate of 10,501,971 warrants outstanding to purchase an aggregate of up to 7,001,971 shares of common stock with a weighted average exercise price of $10.84, certain of which are included in our outstanding units, certain of which were issued in private placements and certain of which are traded on the NYSE American under the symbol “PHGE.WS,” or the Outstanding Warrants, in each case subject to adjustment. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

In addition, as of November 30, 2020, we had outstanding vested and unvested options to purchase 3,597,878 shares of our Common Stock. To the extent any of these options are exercised, additional shares of Common Stock will be issued that will generally be eligible for resale in the public market (subject to limitations under Rule 144 under the Securities Act with respect to shares held by our affiliates), which will result in dilution to our security holders. We plan to grant additional options and warrants in the future. The issuance of additional securities could also have an adverse effect on the market price of our Common Stock.

We have never paid dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid cash dividends on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our Common Stock will be our stockholders’ sole source of gain for the foreseeable future.

We may be unable to maintain the listing of our securities in the future.

Our Common Stock and certain of our warrants currently trade on the NYSE American. If our Common Stock or warrants are subsequently delisted, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

General Risk Factors

Our success depends, in part, on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Jonathan Solomon, our chief executive officer, as well as the other principal members of our management, scientific and clinical team. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business.

Our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists is critical to our success. Competition for qualified personnel in the biotechnology field is intense, particularly in Israel where our headquarters are located. We face competition for personnel from other biotechnology and pharmaceutical companies, universities, public and private research institutions and other organizations. We also face competition from other more well-funded and well-established businesses, and we may also be viewed as a riskier choice from a job stability perspective due to our relatively newer status than longer existing biotech and pharmaceutical companies. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel. If we are unsuccessful in our retention, motivation and recruitment efforts, we may be unable to execute our business strategy.

Failure to comply with health and data protection laws and regulations could lead to claims, government enforcement actions (which could include civil or criminal penalties), regulatory actions, private litigation and/or adverse publicity and could negatively affect our operating results and business.

We may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state consumer privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health of 2009, or HITECH. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Additional requirements may also be imposed by international data protection laws. In this context, Regulation 2016/679, the General Data Protection Regulation, or GDPR, (in addition to many other international data protection laws) may have an impact on our operations when we collect and/or process personal data of individuals located in the European Union. The GDPR has applied since May 25, 2018 (replacing previously applicable data protection frameworks) and has an extraterritorial reach. The GDPR allows members states to introduce specific requirements in relation to certain areas, including processing of special categories of data, and we may face further restrictions and non-compliance risks under such national frameworks. We have not yet assessed whether its activities might be caught by the GDPR.

Because of the types of data we collect and process, which may involve health, biometric and genetic data, we may face high risks for non-compliance with the GDPR rules (or local declinations of GDPR-rules across the different European Union Member States), as these types of data are considered as special categories of data and are granted higher protection. The risks are further increased considering the diverging approach in the European Union as to the rules, requirements and frameworks in relation to the processing of personal data in clinical trials (in matters such as the choice of the legal basis for the processing of data, the possible uses of the personal data collected, etc.) and the interplay with other relevant frameworks. The GDPR introduced stringent data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual worldwide turnover. Supervisory authorities also have the ability to restrict our processing activities if those are deemed not to be in compliance with the GDPR (or local declinations); this may significantly impact the way we conduct our activities. The GDPR imposes numerous requirements for the collection, use and disclosure of personal data, including high standards for consent to be valid, and specific information to be provided to individuals about how their personal data is used, the obligation to notify regulators and (in some cases) to communicate to affected individuals of personal data breaches, extensive new internal privacy governance requirements and obligations to allow individuals to exercise their strengthened privacy rights (e.g., the right to access, correct and delete their personal data, to withdraw their consent, etc.), and obligations when contracting with third parties such as service providers, CROs, etc. In addition, the GDPR includes restrictions on data transfers outside the European Economic Area, or EEA. The actual mechanisms made available under GDPR to transfer such personal data have recently received heightened regulatory and judicial scrutiny. If we cannot rely on existing mechanisms for transferring personal data from the EEA, the United Kingdom, or other jurisdictions, we may be unable to transfer personal data in those regions. Further, the United Kingdom’s vote in favor of exiting the European Union, often referred to as “Brexit,” has created uncertainty as to whether or not the United Kingdom data protection legislation will depart from the GDPR and how data transfers to and from the United Kingdom will be regulated.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Such laws and regulations could limit our ability to use and share personal or other data, thereby increasing our costs and harming our business and financial condition. Failure to comply with U.S. and international data protection laws and regulations could result in claims, government enforcement actions (which could include civil or criminal penalties), regulatory actions, private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business. Finally, we may be required to disclose personal data pursuant to demands from government agencies, from law enforcement agencies, and from intelligence agencies. This disclosure may result in a failure or perceived failure by us to comply with data privacy laws, rules, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, and could have an adverse impact on our reputation and brand.

Our relationships with healthcare providers, physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical products. Arrangements with third-party payors and customers can expose pharmaceutical manufacturers to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, or FCA, and foreign equivalent legislation, which may constrain the business or financial arrangements and relationships through which such companies sell, market and distribute pharmaceutical products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The applicable federal, state and foreign healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

●	federal civil and criminal false claims laws and civil monetary penalty laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

●	HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

●	HIPAA, as amended by HITECH and their respective implementing regulations, which impose, among other things, requirements on certain covered healthcare providers, health plans and healthcare clearinghouses, as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

●	the federal Physician Payment Sunshine Act, created under the Patient Protection and Affordable Care Act and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers, and may be broader in scope than their federal equivalents; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

●	European Union and other foreign provisions.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage, security requirements intended to prevent the unauthorized sale of pharmaceutical products and, in some foreign countries, including the European Union countries, mandatory anti-counterfeit features.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

The failure to comply with any of these laws or regulatory requirements could subject us to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of noncompliance with these laws. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

We are subject to a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that the our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	the issuance of our equity securities;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

●	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

We are subject to certain U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase over time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals, and we can be held liable for the corrupt or other illegal activities of our personnel, agents or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Our business and operations might be adversely affected by security breaches, including any cybersecurity incidents.

We depend on the efficient and uninterrupted operation of our computer and communications systems, and those of our consultants, contractors and vendors, which we use for, among other things, sensitive company data, including our intellectual property, financial data and other proprietary business information.

While certain of our operations have business continuity and disaster recovery plans and other security measures intended to prevent and minimize the impact of IT-related interruptions, our IT infrastructure and the IT infrastructure of our consultants, contractors and vendors are vulnerable to damage from cyberattacks, computer viruses, unauthorized access, electrical failures and natural disasters or other catastrophic events. We could experience failures in our information systems and computer servers, which could result in an interruption of our normal business operations and require substantial expenditure of financial and administrative resources to remedy. System failures, accidents or security breaches can cause interruptions in our operations and can result in a material disruption of our targeted phage therapies, product candidates and other business operations. The loss of data from completed or future studies or clinical trials could result in delays in our research, development or regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur regulatory investigations and redresses, penalties and liabilities and the development of our product candidates could be delayed or otherwise adversely affected.

Even though we believe we carry commercially reasonable business interruption and liability insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which we do not have coverage. For example, we are not insured against terrorist attacks or cyberattacks. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results. Moreover, any such event could delay the development of our product candidates.

We incur significant costs operating as a public company.

As a public company, we incur significant legal, accounting and other expenses. We are subject to the reporting requirements of the Exchange Act, which require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the NYSE American to implement provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and the Public Company Accounting Oversight Board impose significant requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. These expenses will likely increase in the future, particularly after we cease to be an “emerging growth company” if we are also no longer a “smaller reporting company” as a result of additional corporate governance and disclosure requirements under the Sarbanes-Oxley Act, the Dodd-Frank Act, and SEC rules and regulations.

The rules and regulations applicable to public companies result in us continuing to incur substantial legal and financial compliance costs. These costs increase our net loss or decrease any net income and may require us to reduce costs in other areas of our business.

Our management is required to devote substantial time to maintaining and improving our internal control over financial reporting and the requirements of being a public company which may, among other things, strain our resources, divert management’s attention and affect our ability to accurately report our financial results and prevent fraud.

We are be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules of the NYSE American. The Sarbanes-Oxley Act requires, among other things, that a company maintain effective disclosure controls and procedures, or the DCP, and internal control over financial reporting, or ICFR. Our management and other personnel have limited experience operating as a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective ICFR and DCP necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and may need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with operations as a public company. Ensuring that the we have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. Our compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention.

Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act, or Section 404, we are required to furnish certain certifications and reports by our management on our ICFR, which, after we are no longer an emerging growth company and if we become an accelerated or large accelerated filer under SEC rules, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we are documenting and evaluating our ICFR, which is both costly and challenging. Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our ICFR, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, effective internal controls are necessary for us to produce reliable and timely financial reports and are important to help prevent fraud. Any failure by us to file our periodic reports in a timely manner may cause investors to lose confidence in our reported financial information and may lead to a decline in the price of our Common Stock.

In accordance with NYSE American rules, we are required to maintain a majority independent Board of Directors. The various rules and regulations applicable to public companies make it more difficult and more expensive to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified officers and directors will be significantly curtailed.

Sales of a substantial number of shares of our Common Stock in the public market by our existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

The price of our Common Stock is volatile like the stocks of other biotechnology companies.

The stock markets in general and the markets for biotechnology stocks have experienced extreme volatility. The market for the common stock of smaller companies such as ours is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and our share price is more volatile than the shares of such larger, more established companies for the indefinite future.

In addition to the factors discussed in this “Risk Factors” section, price declines in our Common Stock could also result from general market and economic conditions and a variety of other factors, including:

●	adverse results or delays in our clinical trials;

●	adverse actions taken by regulatory agencies with respect to our product candidates, clinical trials or the manufacturing processes of our product candidates;

●	announcements of technological innovations, patents or new products by our competitors;

●	regulatory developments in the United States and foreign countries;

●	any lawsuit involving us or our product candidates;

●	announcements concerning our competitors, or the biotechnology or pharmaceutical industries in general;

●	developments concerning any strategic alliances or acquisitions we may enter into;

●	actual or anticipated variations in our operating results;

●	changes in recommendations by securities analysts or lack of analyst coverage;

●	deviations in our operating results from the estimates of analysts;

●	our inability, or the perception by investors that we will be unable, to continue to meet all applicable requirements for continued listing of our Common Stock on the NYSE American, and the possible delisting of our Common Stock;

●	sales of our Common Stock by our executive officers, directors and principal stockholders or sales of substantial amounts of Common Stock; and

●	loss of any of our key scientific or management personnel.

Additionally, market prices for securities of biotechnology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. Furthermore, our business may be adversely impacted by risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the recent outbreak of novel coronavirus (COVID-19). A significant outbreak of contagious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn.

In the past, following periods of volatility in the market price of a particular company’s securities, litigation has often been brought against that company. Any such lawsuit could consume resources and management time and attention, which could adversely affect our business.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our company, our stock price and trading volume could be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, provide more favorable relative recommendations about our competitors or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If any analyst who may cover us ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.